Charter Announces Third Quarter 2025 Results

Stamford, Connecticut - October 31, 2025 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”), which operates the Spectrum brand, today reported financial and operating results for the three and nine months ended September 30, 2025.

•Third quarter total Internet customers declined by 109,000. As of September 30, 2025, Charter served 29.8 million Internet customers.

•Third quarter total mobile lines increased by 493,000. As of September 30, 2025, Charter served 11.4 million mobile lines.

•As of September 30, 2025, customer relationships totaled 31.1 million, excluding mobile-only relationships.

•Third quarter revenue of $13.7 billion declined by 0.9% year-over-year, driven by lower residential video and advertising sales revenues. Residential connectivity revenue grew 3.8% year-over-year.

•Net income attributable to Charter shareholders totaled $1.1 billion in the third quarter.

•Third quarter Adjusted EBITDA1 of $5.6 billion declined by 1.5% year-over-year.

•Third quarter capital expenditures totaled $3.1 billion and included $1.0 billion of line extensions.

•Third quarter net cash flows from operating activities totaled $4.5 billion, compared to $3.9 billion in the prior year.

•Third quarter free cash flow1 of $1.6 billion was consistent with the prior year period as lower cash taxes and a more favorable working capital benefit year-over-year were offset by higher capital expenditures.

•During the third quarter, Charter purchased 7.6 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units totaling $2.2 billion.

“We are operating well in a competitive environment, where consumer products and applications haven't yet caught up with our uniquely differentiated network capabilities,” said Chris Winfrey, President and CEO of Charter. “In the meantime, our service delivery improvements are being recognized, and we are saving customers hundreds and often thousands of dollars per year with our products. And our focus is on free cash flow growth for shareholder value creation."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2025 (c)	September 30, 2024 (c)	Y/Y Change
Footprint
Estimated Passings (d)	57,940	56,542	2.5%

Customer Relationships (e)
Residential	28,860	29,465	(2.1)%
Small Business	2,198	2,223	(1.1)%
Total Customer Relationships	31,058	31,688	(2.0)%

Residential	(146)	(150)	4
Small Business	(3)	1	(4)
Total Customer Relationships Quarterly Net Additions	(149)	(149)	—

Total Customer Relationship Penetration of Estimated Passings (f)	53.6%	56.0%	(2.4) ppts

Monthly Residential Revenue per Residential Customer (g)	$122.63	$121.47	1.0%
Monthly Small Business Revenue per Small Business Customer (h)	$164.61	$164.38	0.1%

Residential Customer Relationships Penetration
One Product Penetration (i)	46.9%	47.9%	(1.0) ppts
Two Product Penetration (i)	35.2%	33.4%	1.8 ppts
Three or More Product Penetration (i)	17.9%	18.7%	(0.8) ppts

% Residential Non-Video Customer Relationships	58.3%	57.8%	0.5 ppts

Internet
Residential	27,760	28,205	(1.6)%
Small Business	2,034	2,052	(0.9)%
Total Internet Customers	29,794	30,257	(1.5)%

Residential	(108)	(113)	5
Small Business	(1)	3	(4)
Total Internet Quarterly Net Additions	(109)	(110)	1

Mobile Lines (j)
Residential	11,015	9,057	21.6%
Small Business	375	297	26.3%
Total Mobile Lines	11,390	9,354	21.8%

Residential	473	526	(53)
Small Business	20	19	1
Total Mobile Lines Quarterly Net Additions	493	545	(52)

Video
Residential	12,023	12,437	(3.3)%
Small Business	538	578	(6.9)%
Total Video Customers	12,561	13,015	(3.5)%

Residential	(64)	(281)	217
Small Business	(6)	(13)	7
Total Video Quarterly Net Additions	(70)	(294)	224

Voice
Residential	4,967	5,895	(15.8)%
Small Business	1,219	1,263	(3.5)%
Total Voice Customers	6,186	7,158	(13.6)%

Residential	(194)	(275)	81
Small Business	(6)	(13)	7
Total Voice Quarterly Net Additions	(200)	(288)	88

Mid-Market & Large Business (k)
Mid-Market & Large Business Primary Service Units ("PSUs")	336	315	6.6%
Mid-Market & Large Business Quarterly Net Additions	5	3	2

In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Third quarter total Internet customers decreased by 109,000, compared to a decline of 110,000 during the third quarter of 2024, which included the impact of disconnects related to the end of the FCC's Affordable Connectivity Program in the third quarter of 2024. Spectrum Internet® delivers the fastest Internet speeds1 in the nation. Spectrum is evolving its connectivity network to offer symmetrical and multi-gigabit Internet speeds across its entire footprint and has launched symmetrical Internet service in several markets. Unlike competitors, Spectrum upgrades its network to serve all of its passings and can do so at a much lower cost. Spectrum Advanced WiFi provides customers an optimized home network while providing greater control of connected devices with enhanced security and privacy. Spectrum expects to complete its network evolution initiative in 2027.

During the third quarter of 2025, Charter added 493,000 total mobile lines, compared to growth of 545,000 during the third quarter of 2024. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Spectrum Mobile is central to Charter's converged network strategy to provide customers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Total video customers decreased by 70,000 in the third quarter of 2025, compared to a decline of 294,000 in the third quarter of 2024, with the improvement driven by new and simplified pricing and packaging launched in September 2024 and benefits from the inclusion of programmers' streaming applications in Spectrum's expanded basic packages. As of September 30, 2025, Charter had 12.6 million total video customers.

Spectrum TV Select video customers now receive up to approximately $116 per month (soon to be approximately $128 per month) of programmers' streaming application retail value at no extra cost, including the ad-supported versions of Disney+, Hulu, ESPN Unlimited, HBO Max, Paramount+, Peacock, AMC+, ViX, Tennis Channel and Fox One, with Discovery+ and BET+ launching soon. This programmer streaming application inclusion is part of Charter's broader video evolution strategy to provide flexible packages with enhanced value, whether through full packages with seamless entertainment, smaller video packages or a suite of a-la-carte programmers' streaming application options for broadband customers. In October 2025, Spectrum unveiled the Spectrum App Store, an innovative digital marketplace where Spectrum TV customers can activate, manage and upgrade the streaming apps included with their video plans. The Spectrum App Store also allows Spectrum customers without a traditional TV package to purchase and manage streaming apps à la carte.

During the third quarter of 2025, total wireline voice customers declined by 200,000, compared to a decline of 288,000 in the third quarter of 2024. As of September 30, 2025, Charter had 6.2 million total wireline voice customers.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the third quarter of 2025, Charter activated 124,000 subsidized rural passings. Within Charter's subsidized rural footprint, total customer relationships increased by 52,000 in the third quarter of 2025.

1.Based on Broadband Download Speed among the top 5 national providers in Opensignal USA: Fixed Broadband Experience Report — National View, May 2025. Based on Opensignal independent analysis of mean download speed. © 2025 Opensignal Limited.
2.Based on analysis by Spectrum of Ookla® Speedtest Intelligence® data for overall Mobile WiFi and Cellular performance for Q1-Q2 2025 in Spectrum’s cable footprint. Ookla trademarks used under license and reprinted with permission.

Third Quarter Financial Results
(in millions)

	Three Months Ended September 30,
	2025	2024	% Change
Revenues:
Internet	$5,971	$5,872	1.7%
Mobile service	954	801	19.2%
Connectivity	6,925	6,673	3.8%
Video	3,388	3,735	(9.3)%
Voice	332	360	(7.9)%
Residential revenue	10,645	10,768	(1.1)%
Small business	1,086	1,096	(0.9)%
Mid-market & large business	749	723	3.6%
Commercial revenue	1,835	1,819	0.9%
Advertising sales	356	452	(21.3)%
Other	836	756	10.7%
Total Revenues	$13,672	$13,795	(0.9)%

Net income attributable to Charter shareholders	$1,137	$1,280	(11.2)%
Net income attributable to Charter shareholders margin	8.3%	9.3%

Adjusted EBITDA[1]	$5,561	$5,647	(1.5)%
Adjusted EBITDA margin	40.7%	40.9%

Capital expenditures	$3,051	$2,563	19.0%

Net cash flows from operating activities	$4,480	$3,905	14.7%
Free cash flow[1]	$1,621	$1,619	0.1%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

Third quarter revenue decreased by 0.9% year-over-year to $13.7 billion, driven by lower residential video and advertising sales revenues, partly offset by higher residential mobile service and Internet revenues.

Residential revenue totaled $10.6 billion in the third quarter, a decrease of 1.1% year-over-year, driven by a year-over-year decline in residential customers of 2.1%, partly offset by a year-over-year increase in monthly residential revenue per residential customer of 1.0%.

Third quarter 2025 monthly residential revenue per residential customer totaled $122.63, an increase of 1.0% compared to the prior year period. The growth was driven by promotional rate step-ups, rate adjustments and the growth of Spectrum Mobile, partly offset by a lower mix of video customer relationships, a higher mix of lower priced video packages within Charter's video customer base and $106 million of costs allocated to programmer streaming applications and netted within video revenue versus $25 million in the prior year period.

Internet revenue grew by 1.7% year-over-year to $6.0 billion, driven by promotional rate step-ups, rate adjustments and a favorable change in bundled revenue allocation year-over-year, partly offset by a decline in Internet customers year-over-year.

Third quarter mobile service revenue totaled $954 million, an increase of 19.2% year-over-year, driven by mobile line growth, partly offset by less favorable bundled revenue allocation year-over-year.

Video revenue totaled $3.4 billion in the third quarter, a decrease of 9.3% compared to the prior year period, driven by a decline in video customers during the last year, a higher mix of lower priced video packages within Charter's video customer base, $106 million of costs allocated to programmer streaming applications and netted within video revenue and more unfavorable bundled revenue allocation year-over-year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue decreased by 7.9% year-over-year to $332 million, driven by a decline in wireline voice customers, partly offset by voice rate adjustments.

Commercial revenue increased by 0.9% year-over-year to $1.8 billion, driven by mid-market and large business revenue growth of 3.6% year-over-year, partly offset by a decline in small business revenue of 0.9%. Mid-market and large business revenue excluding wholesale increased by 4.0% year-over-year, mostly reflecting PSU growth. The year-over-year decrease in third quarter 2025 small business revenue was driven by a decline in small business customer relationships year-over-year.

Third quarter advertising sales revenue of $356 million decreased by 21.3% compared to the year-ago quarter, primarily driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 0.5% year-over-year due to a more challenged local and national advertising market, mostly offset by higher advanced advertising revenue.

Other revenue totaled $836 million in the third quarter, an increase of 10.7% compared to the third quarter of 2024, primarily driven by higher mobile device sales.

Operating Costs and Expenses

Third quarter programming costs decreased by $152 million, or 6.5% as compared to the third quarter of 2024, reflecting fewer video customers, a higher mix of lower cost packages within Charter's video customer base and $106 million of costs allocated to programmer streaming applications and netted within video revenue versus $25 million in the prior year period, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $73 million, or 4.6% year-over-year, primarily driven by higher mobile service direct costs and mobile device sales, partly offset by lower franchise and regulatory fees and lower advertising sales costs given lower political revenue.

Field and technology operations expenses increased by $3 million, or 0.3% year-over-year, primarily driven by higher network utility costs, offset by lower labor expense.

Customer operations expenses decreased by $19 million, or 2.4% year-over-year, primarily due to a decrease in bad debt expense.

Marketing and residential sales expenses increased by $50 million, or 5.4% year-over-year, due to a change in sales mix to higher cost sales channels.

Other expenses increased by $8 million, or 0.7% as compared to the third quarter of 2024.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.1 billion in the third quarter of 2025, compared to $1.3 billion in the third quarter of 2024, due to lower Adjusted EBITDA, higher other operating expense primarily due to merger and acquisition costs related to the previously announced Cox transaction and severance costs.

Net income per basic common share attributable to Charter shareholders totaled $8.50 in the third quarter of 2025 compared to $8.99 during the same period last year. The decrease was primarily the result of the factors described above, partly offset by a 6.0% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $5.6 billion declined by 1.5% year-over-year, reflecting a decline in revenue of 0.9% and a decrease in operating expenses of 0.5%.

Capital Expenditures

Capital expenditures totaled $3.1 billion in the third quarter of 2025, an increase of $488 million compared to the third quarter of 2024, driven by higher CPE, upgrade/rebuild (primarily network evolution) and scalable infrastructure spend.

Charter continues to expect full year 2025 capital expenditures to total approximately $11.5 billion. The actual amount of capital expenditures in 2025 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the third quarter of 2025, net cash flows from operating activities totaled $4.5 billion, an increase from $3.9 billion in the prior year. The year-over-year increase was primarily due to lower cash taxes and a favorable working capital benefit year-over-year.

Free cash flow in the third quarter of 2025 totaled $1.6 billion, an increase of $2 million compared to the third quarter of 2024. The year-over-year increase in free cash flow was primarily driven by higher net cash flows from operating activities, mostly offset by higher capital expenditures.

Liquidity & Financing

As of September 30, 2025, total principal amount of debt was $95.0 billion and Charter's credit facilities provided approximately $4.0 billion of additional liquidity in excess of Charter's $464 million cash position.

In September 2025, Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp. jointly issued $1.25 billion of 5.850% senior secured notes due December 2035 at a price of 99.932% of the aggregate principal amount and $750 million of 6.700% senior secured notes due December 2055 at a price of 99.832% of the aggregate principal amount. The net proceeds were used for general corporate purposes, including to repay certain indebtedness, including Charter Operating’s 6.150% senior secured notes due 2026, to fund potential buybacks of Charter Class A common stock and Charter Holdings common units, and to pay related fees and expenses.

Share Repurchases

During the three months ended September 30, 2025, Charter purchased 7.6 million shares of Charter Class A common stock and Charter Holdings common units for $2.2 billion.

Webcast

Charter will host a webcast on Friday, October 31, 2025 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2025, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $350 million and $1.1 billion for the three and nine months ended September 30, 2025, respectively, and $373 million and $1.1 billion for the three and nine months ended September 30, 2024, respectively.

About Charter
Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company with services available to 58 million homes and small to large businesses across 41 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” "future," “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, mobile, video, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;
•our ability to satisfy the conditions to consummate the Liberty Broadband Combination and/or the Cox Transactions and/or to consummate the Liberty Broadband Combination and/or the Cox Transactions in a timely manner or at all;
•the risks related to us being restricted in the operation of our business while the Liberty Broadband Merger Agreement and the Cox Communications Transaction Agreement are in effect;

•other risks related to the Liberty Broadband Combination as described in the definitive joint proxy statement/prospectus with respect to the Liberty Broadband Combination, filed by Charter on January 22, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein; and
•other risks related to the Cox Transactions as described in the definitive proxy statement with respect to the Cox Transactions, filed by Charter on July 2, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve Months Ended September 30,
	2025	2024	2025	2024	2025	2024
Net income attributable to Charter shareholders	$1,137	$1,280	$3,655	$3,617	$5,121	$4,675
Plus: Net income attributable to noncontrolling interest	179	194	565	560	775	731
Interest expense, net	1,268	1,311	3,772	3,955	5,046	5,274
Income tax expense	418	406	1,277	1,279	1,647	1,685
Depreciation and amortization	2,160	2,145	6,517	6,505	8,685	8,693
Stock compensation expense	151	146	530	513	668	665
Other, net	248	165	701	380	835	659
Adjusted EBITDA (a)	$5,561	$5,647	$17,017	$16,809	$22,777	$22,382

Net cash flows from operating activities	$4,480	$3,905	$12,316	$10,970	$15,776	$14,825
Less: Purchases of property, plant and equipment	(3,051)	(2,563)	(8,324)	(8,207)	(11,386)	(11,063)
Change in accrued expenses related to capital expenditures	192	277	239	510	825	572
Free cash flow (a)	$1,621	$1,619	$4,231	$3,273	$5,215	$4,334

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
REVENUES:
Internet	$5,971	$5,872	1.7%	$17,870	$17,504	2.1%
Mobile service	954	801	19.2%	2,789	2,223	25.5%
Connectivity	6,925	6,673	3.8%	20,659	19,727	4.7%
Video	3,388	3,735	(9.3)%	10,452	11,510	(9.2)%
Voice	332	360	(7.9)%	1,034	1,084	(4.6)%
Residential revenue	10,645	10,768	(1.1)%	32,145	32,321	(0.5)%
Small business	1,086	1,096	(0.9)%	3,266	3,285	(0.6)%
Mid-market & large business	749	723	3.6%	2,227	2,152	3.5%
Commercial revenue	1,835	1,819	0.9%	5,493	5,437	1.0%
Advertising sales	356	452	(21.3)%	1,067	1,240	(14.0)%
Other	836	756	10.7%	2,468	2,161	14.2%
Total Revenues	13,672	13,795	(0.9)%	41,173	41,159	—%

COSTS AND EXPENSES:
Programming	2,184	2,336	(6.5)%	6,739	7,378	(8.7)%
Other costs of revenue	1,677	1,604	4.6%	4,912	4,600	6.8%
Field and technology operations	1,328	1,325	0.3%	3,912	3,864	1.3%
Customer operations	814	833	(2.4)%	2,391	2,424	(1.4)%
Marketing and residential sales	976	926	5.4%	2,883	2,689	7.2%
Other expense (b)	1,132	1,124	0.7%	3,319	3,395	(2.2)%
Total operating costs and expenses (b)	8,111	8,148	(0.5)%	24,156	24,350	(0.8)%

Adjusted EBITDA (a)	$5,561	$5,647	(1.5)%	$17,017	$16,809	1.2%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. Third Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES	$13,672	$13,795	$41,173	$41,159

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,262	8,294	24,686	24,863
Depreciation and amortization	2,160	2,145	6,517	6,505
Other operating expenses, net	119	21	323	62
	10,541	10,460	31,526	31,430
Income from operations	3,131	3,335	9,647	9,729

OTHER INCOME (EXPENSES):
Interest expense, net	(1,268)	(1,311)	(3,772)	(3,955)
Other expenses, net	(129)	(144)	(378)	(318)
	(1,397)	(1,455)	(4,150)	(4,273)
Income before income taxes	1,734	1,880	5,497	5,456
Income tax expense	(418)	(406)	(1,277)	(1,279)
Consolidated net income	1,316	1,474	4,220	4,177
Less: Net income attributable to noncontrolling interests	(179)	(194)	(565)	(560)
Net income attributable to Charter shareholders	$1,137	$1,280	$3,655	$3,617

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$8.50	$8.99	$26.52	$25.23
Diluted	$8.34	$8.82	$25.95	$24.86
Weighted average common shares outstanding, basic	133,763,886	142,308,740	137,825,025	143,379,041
Weighted average common shares outstanding, diluted	136,395,133	145,059,470	140,826,301	145,489,370

Addendum to Charter Communications, Inc. Third Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2025	2024
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$464	$459
Accounts receivable, net	3,598	3,097
Prepaid expenses and other current assets	805	677
Total current assets	4,867	4,233

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	45,187	42,913
Customer relationships, net	555	975
Franchises	67,468	67,462
Goodwill	29,710	29,674
Total investment in cable properties, net	142,920	141,024

OTHER NONCURRENT ASSETS	5,063	4,763

Total assets	$152,850	$150,020

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$12,244	$11,687
Current portion of long-term debt	750	1,799
Total current liabilities	12,994	13,486

LONG-TERM DEBT	94,413	92,134
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,365	1,072
DEFERRED INCOME TAXES	19,604	18,845
OTHER LONG-TERM LIABILITIES	4,886	4,776

SHAREHOLDERS' EQUITY:
Controlling interest	15,340	15,587
Noncontrolling interests	4,248	4,120
Total shareholders' equity	19,588	19,707

Total liabilities and shareholders' equity	$152,850	$150,020

Addendum to Charter Communications, Inc. Third Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,316	$1,474	$4,220	$4,177
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,160	2,145	6,517	6,505
Stock compensation expense	151	146	530	513
Noncash interest, net	7	9	22	25
Deferred income taxes	852	61	772	48
Other, net	148	159	498	264
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(48)	(66)	(334)	(99)
Prepaid expenses and other assets	(186)	(272)	(355)	(537)
Accounts payable, accrued liabilities and other	80	249	446	74
Net cash flows from operating activities	4,480	3,905	12,316	10,970

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,051)	(2,563)	(8,324)	(8,207)
Change in accrued expenses related to capital expenditures	192	277	239	510
Other, net	(298)	(153)	(497)	(378)
Net cash flows from investing activities	(3,157)	(2,439)	(8,582)	(8,075)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	6,903	2,645	12,019	17,388
Borrowings of equipment installment plan financing facility	59	124	292	1,000
Repayments of long-term debt	(6,128)	(4,115)	(10,921)	(19,899)
Payments for debt issuance costs	(16)	—	(17)	(27)
Purchase of treasury stock	(2,113)	(222)	(4,366)	(1,099)
Proceeds from exercise of stock options	1	27	20	29
Purchase of noncontrolling interest	(121)	(44)	(373)	(185)
Distributions to noncontrolling interest	—	(44)	(124)	(108)
Other, net	(36)	271	(249)	47
Net cash flows from financing activities	(1,451)	(1,358)	(3,719)	(2,854)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(128)	108	15	41
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	649	642	506	709
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$521	$750	$521	$750

CASH PAID FOR INTEREST	$1,171	$1,214	$3,610	$3,812
CASH PAID FOR INCOME TAXES	$54	$473	$767	$1,120

As of September 30, 2025, December 31, 2024 and September 30, 2024, cash, cash equivalents and restricted cash includes $57 million, $47 million and $29 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets, respectively.

Addendum to Charter Communications, Inc. Third Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2025 (c)	June 30, 2025 (c)	December 31, 2024 (c)	September 30, 2024 (c)
Footprint
Estimated Passings (d)	57,940	57,540	56,861	56,542

Customer Relationships (e)
Residential	28,860	29,006	29,258	29,465
Small Business	2,198	2,201	2,215	2,223
Total Customer Relationships	31,058	31,207	31,473	31,688

Residential	(146)	(154)	(207)	(150)
Small Business	(3)	(8)	(8)	1
Total Customer Relationships Quarterly Net Additions	(149)	(162)	(215)	(149)

Total Customer Relationship Penetration of Estimated Passings (f)	53.6%	54.2%	55.4%	56.0%

Monthly Residential Revenue per Residential Customer (g)	$122.63	$122.86	$121.40	$121.47
Monthly Small Business Revenue per Small Business Customer (h)	$164.61	$165.44	$163.14	$164.38

Residential Customer Relationships Penetration
One Product Penetration (i)	46.9%	47.2%	47.6%	47.9%
Two Product Penetration (i)	35.2%	34.8%	33.9%	33.4%
Three or More Product Penetration (i)	17.9%	18.0%	18.5%	18.7%

% Residential Non-Video Customer Relationships	58.3%	58.3%	57.9%	57.8%

Internet
Residential	27,760	27,868	28,034	28,205
Small Business	2,034	2,035	2,046	2,052
Total Internet Customers	29,794	29,903	30,080	30,257

Residential	(108)	(111)	(171)	(113)
Small Business	(1)	(6)	(6)	3
Total Internet Quarterly Net Additions	(109)	(117)	(177)	(110)

Mobile Lines (j)
Residential	11,015	10,542	9,568	9,057
Small Business	375	355	315	297
Total Mobile Lines	11,390	10,897	9,883	9,354

Residential	473	479	511	526
Small Business	20	21	18	19
Total Mobile Lines Quarterly Net Additions	493	500	529	545

Video
Residential	12,023	12,087	12,327	12,437
Small Business	538	544	565	578
Total Video Customers	12,561	12,631	12,892	13,015

Residential	(64)	(73)	(110)	(281)
Small Business	(6)	(7)	(13)	(13)
Total Video Quarterly Net Additions	(70)	(80)	(123)	(294)

Voice
Residential	4,967	5,161	5,636	5,895
Small Business	1,219	1,225	1,248	1,263
Total Voice Customers	6,186	6,386	6,884	7,158

Residential	(194)	(211)	(259)	(275)
Small Business	(6)	(9)	(15)	(13)
Total Voice Quarterly Net Additions	(200)	(220)	(274)	(288)

Mid-Market & Large Business (k)
Mid-Market & Large Business Primary Service Units ("PSUs")	336	331	319	315
Mid-Market & Large Business Quarterly Net Additions	5	7	4	3

See footnotes on page 7.
Addendum to Charter Communications, Inc. Third Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Customer premise equipment (l)	$656	$400	$1,722	$1,597
Scalable infrastructure (m)	425	321	1,089	1,011
Upgrade/rebuild (n)	484	358	1,336	1,228
Support capital (o)	449	403	1,234	1,212
Capital expenditures, excluding line extensions	2,014	1,482	5,381	5,048

Subsidized rural construction line extensions	580	577	1,590	1,569
Other line extensions	457	504	1,353	1,590
Total line extensions (p)	1,037	1,081	2,943	3,159
Total capital expenditures	$3,051	$2,563	$8,324	$8,207

Capital expenditures included in total related to:
Commercial services	$336	$346	$933	$1,103
Subsidized rural construction initiative (q)	$582	$581	$1,595	$1,575
Mobile	$77	$58	$189	$181

See footnotes on page 7.

Addendum to Charter Communications, Inc. Third Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at September 30, 2025, June 30, 2025, December 31, 2024 and September 30, 2024, customers included approximately 87,100, 99,400, 102,500 and 127,300 customers, respectively, whose accounts were over 60 days past due, approximately 10,500, 11,600, 12,100 and 11,900 customers, respectively, whose accounts were over 90 days past due and approximately 13,200, 18,900, 13,600 and 11,800 customers, respectively, whose accounts were over 120 days past due. Past due totals as of September 30, 2025 reflect in part certain revisions to customer account balances generated by changes to our collection procedures initiated in the third quarter of 2025, which were made to better align with industry practices.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small business and mid-market & large business sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, mobile, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude mid-market & large business and mobile-only customer relationships.
(f)Penetration represents residential and small business customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly small business revenue per small business customer is calculated as total small business quarterly revenue divided by three divided by average small business customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Mid-market & large business PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Third Quarter 2025 Earnings Release